Exhibit 99.1

Company Contact:
Donald H. Walker	Bill Roberts, CTC
Vice President-Finance and CFO	(937) 434-2700
Frisch’s Restaurants, Inc.	Wayne Buckhout, CTC
(513) 559-5202	(937) 434-2700

Frisch’s Restaurants, Inc. Board

Names New Director

FOR IMMEDIATE RELEASE

Cincinnati, OH—December 20, 2005—Frisch’s Restaurants, Inc. (Amex:FRS), announced today the unanimous election of RJ Dourney, 47, to its Board of Directors.

Dourney replaces William A. Mauch, who retired from the Board in October 2005.

Dourney, a 25-year veteran of the restaurant industry, is President of Hearthstone Associates, LLC, a New England based restaurant franchisee. Prior to joining Hearthstone Associates, Dourney served as head of operations of Au Bon Pain, overseeing 126 cafes, domestic and international franchising, and the company’s consulting relationship with British Petroleum. Dourney is one of the key senior executives credited for the turnaround of Au Bon Pain. He has extensive operations, real estate and organizational experience, having grown multiple concepts throughout the United States.

Prior to joining Au Bon Pain, he also served as a senior operating executive of both Applebee’s International and Brinker International.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name of Frisch’s Big Boy. The Company also operates grill buffet-style restaurants under the name Golden Corral under certain licensing agreements. All restaurants operated by the Company are located in various regions of Ohio, Indiana, Kentucky, Pennsylvania and West Virginia. Plans are in place to expand Golden Corral operations into certain parts of Michigan.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. The Company also licenses Big Boy restaurants to other operators in certain parts of Ohio, Kentucky and Indiana.